Exhibit 8.1

December 13, 2012

Paragon Shipping Inc.

15, Karamanli Avenue

Voula, 16673

Athens, Greece

Re: Paragon Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Paragon Shipping Inc. (the “Company”) in connection with (i) the Company’s registration statement on Form F-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 13, 2012, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to $10,000,000 of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”), issuable upon the exercise of non-transferable subscription rights pursuant to the rights offering described in the Registration Statement, and the prospectus of the Company included in the Registration Statement (the “Prospectus”).

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the Prospectus. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2011 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement under the section entitled “Certain Material U.S. Federal Income Tax Consequences,” in the Annual Report under the section entitled “Taxation” and in the risk factors set forth in the Annual Report entitled (i) “We may have to pay tax on U.S. source income, which would reduce our earnings” and (ii) “U.S. tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse U.S. federal income tax consequences to U.S. shareholders” accurately state our views as to the tax matters therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP